Exhibit 5.1

FIFTH THIRD BANCORP

Fifth Third Center

Cincinnati, Ohio 45263

March 29, 2004

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

RE:	Issuance of 22,137,855 Shares of Common Stock of Fifth Third Bancorp Pursuant to Registration Statement on Form S-8 filed with the Securities and Exchange Commission

Gentlemen:

I have acted as counsel to Fifth Third Bancorp, an Ohio corporation (“Company”), in connection with the issuance of 22,137,855 shares of the Company’s common stock, no par value (“Common Stock”) pursuant to the Fifth Third Bancorp Incentive Compensation Plan (as amended).

As counsel for the Company I have made such legal and factual examinations and inquiries as I deem advisable for the purpose of rendering this opinion. In addition, I have examined such documents and materials, including the Articles of Incorporation, Code of Regulations, and other corporate records of the Company, as I have deemed necessary for the purpose of this opinion.

On the basis of the foregoing, I express the opinion that the 22,137,855 shares of Common Stock registered for issuance pursuant to the Registration Statement, are currently validly authorized and, when issued as contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable shares of Common Stock of the Company.

I hereby consent to the filing of this opinion as part of the above-referenced Registration Statement and amendments thereto.

Very truly yours,

FIFTH THIRD BANCORP

By:	/s/ PAUL L. REYNOLDS

Paul L. Reynolds, General Counsel